Exhibit 99.1

Contacts:	Brian W. Poff Executive Vice President, Chief Financial Officer Addus HomeCare Corporation (469) 535-8200 investorrelations@addus.com	Teresa Moore FINN Partners (615) 324-7302 teresa.moore@finnpartners.com

ADDUS HOMECARE ANNOUNCES A DEFINITIVE AGREEMENT TO ACQUIRE

PERSONAL CARE DIVISION OF ACCENTCARE

Transaction Expected to Add Approximately $280 Million in Annualized Revenue,

Significantly Expanding Personal Care Operations in Texas, Illinois, California, and Arizona

Frisco, Texas (September 14, 2026) – Addus HomeCare Corporation (Nasdaq: ADUS), a provider of home care services, today announced a definitive agreement to acquire the personal care division of AccentCare for an anticipated purchase price, after customary purchase price adjustments, of approximately $275.0 million. The transaction relates only to AccentCare’s personal care operations outside of New York and does not relate to its hospice and home health operations. The acquired operations serve an average daily census of approximately 13,700 customers through locations in a 10-state footprint. Addus expects to close the transaction following completion of regulatory approvals and subject to customary closing conditions. Addus will fund the acquisition through a combination of the Company’s revolver and cash on hand.

This strategic acquisition broadens Addus’ personal care service line and further establishes the Company as a leading multi-state scaled, non-franchise home care platform. The acquisition significantly expands Addus’ personal care service capabilities in four primary states: Texas, Illinois, California, and Arizona, while also adding operations in six additional states: Colorado, Georgia, Minnesota, Pennsylvania, Tennessee, and Washington.

Commenting on the announcement, Dirk Allison, Chairman and Chief Executive Officer of Addus, stated, "We are excited to announce the acquisition of AccentCare’s personal care operations, which directly aligns with our strategic growth initiatives. The acquisition is expected to add approximately $280 million in annualized personal care revenue, representing a roughly 19% increase to Addus' revenue base, and is expected to be accretive to financial results. It will deepen our operational presence across key markets, while enhancing our capability to collaborate with our managed care organizations and value-based care partners. This acquisition continues our growth strategy to leverage our strong personal care experience to build scale in existing markets as well as enter select new markets.”

Allison continued, “We look forward to welcoming the experienced caregivers and staff of AccentCare personal care operations to the Addus family and working together to maintain our commitment to providing exceptional home-based care."

Laura Tortorella, Chief Executive Officer of AccentCare, added, “Addus is a highly respected national leader in personal care, making them the ideal home for our personal care operations and our dedicated caregivers. This agreement ensures that our clients will continue to receive outstanding, compassionate care from a team completely focused on their daily needs, allowing for continued growth of the segment under proven leadership. This is an exciting milestone for our personal care colleagues, and a clear reflection of both the strength of our personal care service line and the exceptional care our teams deliver every day.”

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Addus HomeCare Announces a Definitive Agreement to Acquire the Personal Care Operations of AccentCare

September 14, 2026

Evercore is serving as financial advisor and Bass Berry & Sims PLC is serving as legal counsel to Addus in this transaction. Guggenheim Securities, LLC and J.P. Morgan are serving as financial advisors and Ropes & Gray, LLP is serving as legal counsel to AccentCare.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “preliminary,” “continue,” “expect,” and similar expressions. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including discretionary determinations by government officials, the consummation and integration of acquisitions, transition to managed care providers, our ability to successfully execute our growth strategy, unexpected increases in SG&A and other expenses, expected benefits and unexpected costs of acquisitions and dispositions, management plans related to dispositions, the possibility that expected benefits may not materialize as expected, the failure of the business to perform as expected, changes in reimbursement, changes in government regulations, changes in Addus HomeCare’s relationships with referral sources, increased competition for Addus HomeCare’s services, changes in the interpretation of government regulations, the uncertainty regarding the outcome of discussions with managed care organizations, changes in tax rates, the impact of adverse weather, higher than anticipated costs, lower than anticipated cost savings, estimation inaccuracies in future revenues, margins, earnings and growth, whether any anticipated receipt of payments will materialize, any security breaches, cyber-attacks, loss of data or cybersecurity threats or incidents, and other risks set forth in the Risk Factors section in Addus HomeCare’s Annual Report on Form 10-K, as amended, filed with the Securities and Exchange Commission on February 24, 2026, which are available at www.sec.gov. The financial information described herein and the periods to which they relate are preliminary estimates that are subject to change and finalization. There is no assurance that the final amounts and adjustments will not differ materially from the amounts described above, or that additional adjustments will not be identified, the impact of which may be material. Addus HomeCare undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties, and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.

About Addus HomeCare

Addus HomeCare is a provider of home care services that primarily include personal care services that assist with activities of daily living, as well as hospice and home health services. Addus HomeCare’s consumers are primarily persons who, without these services, are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Addus HomeCare’s payor clients include federal, state and local governmental agencies, managed care organizations, commercial insurers and private individuals. Addus HomeCare currently provides home care services to approximately 62,500 consumers through 264 locations across 24 states. For more information, please visit www.addus.com.

About AccentCare

AccentCare is a provider of in-home post-acute health and hospice care, covering a broad continuum of services, including personal care, home health, palliative and hospice care. AccentCare currently cares for over 200,000 patients and clients annually in more than 280 locations, across 30 states and the District of Columbia.

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